UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 27, 2002

LIBERATE TECHNOLOGIES

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26565	94-3245315
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Circle Star Way, San Carlos, California		94070-6200
(Address of Principal Executive Offices)		(Zip Code)

Company’s telephone number, including area code: (650) 701-4000

(Former Name or Former Address, if Changed Since Last Report.)

Item 5. Other Events and Regulation FD Disclosure

On December 27, 2002, Liberate Technologies updated the status of the continuing investigation by its Audit Committee and announced that the Audit Committee has not fixed a date for the conclusion of its investigation.  Liberate announced that it expects to file its Form 10-K/A for its 2002 fiscal year ended May 31, 2002 and its Form 10-Q for the first quarter of its 2003 fiscal year following the conclusion of the investigation.

Liberate also announced that it was withdrawing prior guidance as to planned management changes and that Mitchell Kertzman would remain Chairman and CEO of Liberate in order to oversee the filings of Liberate’s Form 10-K/A and Form 10-Q.

Liberate also announced that it has terminated the employment of Donald Fitzpatrick, its Chief Operating Officer, who oversaw Liberate’s sales and professional services operations.

This report on Form 8-K contains forward-looking statements about Liberate’s revenue recognition and financial results, the nature and timing of pending reviews, the projected timing of Liberate’s restated Form 10-K/A and delayed Form 10-Q, and projections regarding Liberate’s management.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially.  Liberate may determine that it should make further accounting adjustments for the transactions it is currently evaluating or other transactions.  Such accounting adjustments may materially increase the amount of the adjustments that Liberate currently believes it will record, and may require a restatement of additional periods.  Liberate and its auditors may not complete their evaluation in time to file a restated Form 10-K/A and first-quarter Form 10-Q in compliance with Nasdaq requirements for continued listing.  Liberate may also take additional employment actions that could affect its future business prospects and results of operations.

Liberate’s press release dated December 27, 2002 regarding these matters is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 7. Exhibits

Exhibit Number	Description
99.1	Press release, dated December 27, 2002.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERATE TECHNOLOGIES

Date: December 27, 2002	By:	/s/ KENT WALKER
	Name:	Kent Walker
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release, dated December 27, 2002.